UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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Beverly National Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BEVERLY NATIONAL CORPORATION

240 Cabot Street

Beverly, Massachusetts 01915

(978) 922-2100

NOTICE OF 2006 ANNUAL MEETING OF SHAREHOLDERS

To Be Held on April 25, 2006

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Beverly National Corporation (the “Company”), will be held on Tuesday, April 25, 2006, at the Danvers office of Beverly National Bank, 107 High Street, Danvers, Massachusetts at 9:00 a.m., local time (together with any adjournments and postponements thereof, the “Annual Meeting”) for the following purposes:

1.	To fix the number of directors who shall constitute the full Board of Directors at eleven.

2.	To elect four Directors of the Company for a three-year term.

3.	To ratify the appointment of the independent auditor.

4.	To approve an amendment to the Restated Articles of Organization to increase the authorized number of shares of Common Stock from 2,500,000 to 5,000,000.

5.	To transact such other business as may properly come before the meeting and any postponements or adjournments thereof.

The Board of Directors of the Company has fixed the close of business on March 21, 2006 as the record date (the “Record Date”) for determination of shareholders entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. In the event that there are not sufficient votes to approve the foregoing proposals at the time of the Annual Meeting, the Annual Meeting may be adjourned or postponed in order to permit further solicitation of proxies by the Company.

The above matters are described in detail in the accompanying Proxy Statement.

By Order of the Board of Directors,

Paul J. Germano, Secretary

Beverly, Massachusetts

March 28, 2006

Whether or not you plan to attend the Annual Meeting in person, please complete and sign the enclosed proxy card and return it promptly in the enclosed envelope, which requires no postage if mailed in the United States. If you attend the Annual Meeting and desire to withdraw your proxy and vote in person, you may do so.

If your shares are in a brokerage or fiduciary account, your broker or bank will send you a voting instructions form instead of a proxy card. Please follow the instructions on that form to tell them how to vote your shares. We encourage you to use the telephone voting option provided with such forms. Please do not send the voting information form to us. If you wish to attend the Annual Meeting and vote your shares in person, you must follow the instructions on the voting information form to obtain a legal proxy from your broker or bank.

If you receive multiple proxy cards or voting instruction forms in a single mailing with this Proxy Statement and one copy of our Annual Report, your mailing may have been “householded” to cut down on duplication. If you want additional copies of the Proxy Statement or Annual Report, please write or call Paul J. Germano, Secretary, Beverly National Corporation, 240 Cabot Street, Beverly, MA 01915, telephone (978) 922-2100.

BEVERLY NATIONAL CORPORATION

240 Cabot Street

Beverly, Massachusetts 01915

(978) 922-2100

PROXY STATEMENT

THE COMPANY

Beverly National Corporation (the “Company”) is a bank holding company principally conducting business through Beverly National Bank (the “Bank”).

VOTING, REVOCATION AND SOLICITATION OF PROXIES

Annual Meeting

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of the Company for use at the 2006 Annual Meeting of Shareholders of the Company (the “Annual Meeting”) to be held at the Danvers office of Beverly National Bank, 107 High Street, Danvers, Massachusetts, at 9:00 a.m. local time on Tuesday, April 25, 2006, and together with any adjournments or postponements thereof, for the purposes set forth in this Proxy Statement.

At the Annual Meeting, our shareholders will be asked to consider and vote upon the following matters:

1.	To fix the number of Directors who shall constitute the full Board of Directors at eleven.

2.	To elect four Directors of the Company for a three-year term.

3.	To ratify the appointment of Shatswell, MacLeod & Company, P.C., as independent auditor for the Company for the fiscal year ended December 31, 2006.

4.	To approve an amendment to the Company’s Restated Articles of Organization to increase the authorized number of shares of our Common Stock from 2,500,000 to 5,000,000.

5.	To transact such other business as may properly come before the Annual Meeting and any postponements or adjournments thereof.

Record Date

We mailed this Proxy Statement and enclosed proxy card on or about March 28, 2006 to all shareholders entitled to vote at the Annual Meeting. Our Board of Directors fixed the close of business on March 21, 2006 as the Record Date. Only the holders of record of shares of our Common Stock at the close of business on the Record Date will be entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. At the Record Date, 1,892,893 shares of Common Stock were outstanding and entitled to vote.

Proxies, Voting and Revocations

Shares represented by a properly executed proxy received prior to the vote at the Annual Meeting and not revoked will be voted at the Annual Meeting as directed in the proxy. If a proxy is submitted and no directions are given, the proxy will be voted for the approval and adoption of the proposals to be considered at the Annual Meeting.

A holder of record of Common Stock may revoke a proxy by filing an instrument of revocation with Paul J. Germano, Secretary of the Company, 240 Cabot Street, Beverly, Massachusetts 01915. Such shareholder may also revoke a proxy by filing a duly executed proxy bearing a later date, or by appearing at the Annual Meeting in person, notifying the Secretary, and voting by ballot at the Annual Meeting. Any shareholder of record attending the Annual Meeting may vote in person whether or not a proxy has been previously given, but the mere presence (without notifying the Secretary) of a shareholder at the Annual Meeting will not constitute revocation of a previously given proxy.

The presence in person or by proxy of at least a majority of the total number of issued and outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting. A quorum being present, a plurality of the shares of Common Stock voting in person or represented by proxy at the Annual Meeting is necessary to elect each of the nominees for Director and a majority of the shares of Common Stock voting is necessary to decide all other matters, except that a majority of the shares of Common Stock outstanding and entitled to vote is necessary to approve the amendment to our Restated Articles of Organization to increase the authorized number of shares of our Common Stock. Each share of the Common Stock entitles the shareholder to one vote.

In accordance with applicable state law, abstentions and votes withheld for director nominees shall be treated as shares that are present and entitled to vote for the purpose of determining whether a quorum is present. Abstentions will not be counted as voting at the Annual Meeting and, therefore, will have no effect on the outcome of Proposals One, or Three. Abstentions will have the effect of a vote against the approval of Proposal Four.

Solicitation and Other Expenses

We will bear the cost of soliciting proxies from shareholders, including mailing costs and printing costs in connection with this Proxy Statement. In addition to the use of the mails, proxies may be solicited by our Directors, officers and certain of our employees and by personal interview, telephone, or telegram. Such Directors, officers, and employees will not receive additional compensation for such solicitation but may be reimbursed for reasonable out-of-pocket expenses incurred in connection therewith. We may also make arrangements with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of Common Stock. We may reimburse such custodians, nominees, and fiduciaries for reasonable out-of-pocket expenses incurred in connection therewith.

PROPOSAL ONE

FIXING THE NUMBER OF DIRECTORS AT ELEVEN

The persons named as proxies intend to vote to fix the number of Directors for the ensuing year at eleven (11) and vote for the election of the individuals named below as nominees for election as Director. If any nominee should not be available for election at the time of the meeting, the persons named as proxies may vote for another person in their discretion or may vote to fix the number of Directors at less than eleven (11). Our Board of Directors does not anticipate that any nominee will be unavailable.

The Board of Directors recommends that shareholders vote “FOR” the Proposal fixing the number of directors at eleven (11). The affirmative vote of a majority of the shares voting in person or in proxy is required to approve Proposal One.

PROPOSAL TWO

ELECTION OF DIRECTORS

Our Board of Directors is divided into three (3) classes as nearly equal in number as possible. Classes of Directors serve for staggered three (3) year terms. A successor class is to be elected at each annual meeting of shareholders when the terms of office of the members of one class expire. Vacant directorships may be filled, unless and until filled by shareholders, by the vote of a majority of the Directors then in office.

At the Annual Meeting, four persons will be elected Directors of the Company to serve for a three-year term until the 2009 Annual Meeting of Shareholders and until their successors are elected and qualified. Our Board of Directors has nominated John N. Fisher, Alice B. Griffin and Robert W. Luscinski, whose terms expire in 2006, for reelection as Directors of the Company for three-year terms. Our Board of Directors has also nominated Pamela C. Scott for election as a Director of the Company for a three-year term. Our Board’s Governance and Nominating Committee engaged a consultant to identify potential candidates for the Board and Ms. Scott, along with other persons, was identified by the consultant. After reviewing the qualifications of potential candidates, including those identified by the consultant and Board members, our Board’s Governance and Nominating Committee recommended that the full Board nominate Ms. Scott.

Unless authority to do so has been withheld or limited in the proxy, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy “FOR” the election of each of the nominees named above as Directors of the Company. The Board of Directors believes that each of the nominees will stand for election and, if elected, will serve as a Director. However, if any nominee fails to stand for election or is unable to serve, the proxies will be voted for the election of such other person or persons as the Board of Directors may recommend.

The Board of Directors recommends that shareholders vote “FOR” the Proposal to elect each of the four (4) nominees to the Board of Directors for a term of three (3) years. A plurality of the shares voted in person or by proxy is required to elect each director.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth each of the Directors who will continue in office after the Annual Meeting, each nominee for election as Director, and the Executive Officers of the Company and of the Bank. Mr. James D. Wiltshire is also a Director whose term will expire at the 2006 Annual Meeting; Mr. Wiltshire is retiring and is not seeking reelection. Each Executive Officer holds office until the first Directors’ meeting following the annual meeting of shareholders and thereafter until his or her successor is elected and qualified. Each Director of the Company is also a Director of the Bank.

NOMINEES FOR ELECTION AT THE ANNUAL MEETING FOR A 3-YEAR TERM

Name	Age	Director Since	Principal Occupation During Past 5 Years
John N. Fisher	65	1989	President, Fisher & George Electrical Co., Inc.

Alice B. Griffin	68	1992	Consultant

Robert W. Luscinski	64	1999	Certified Public Accountant

Pamela C. Scott	54	Nominee	President and Chief Executive Officer, LVCC, Inc., Management Consultants (since 2003); Senior Vice President, Schoolhouse Capital, LLC, marketer of 529 college savings programs, a subsidiary of State Street Corporation (1997 to 2003)

DIRECTORS WHOSE TERMS WILL EXPIRE AT THE 2007 ANNUAL MEETING

Name	Age	Director Since	Principal Occupation During Past 5 Years
Richard H. Booth	71	1993	Stockbroker-Retired

Suzanne S. Gruhl	59	2004	Chief Financial Officer, Children’s Friend, pediatric mental health services (since 2005); Chief Financial Officer, YWCA Boston (2003 to 2005); Partner, Parent McLaughlin & Nangle, CPAs (1999 to 2003)

Clark R. Smith	68	1994	Attorney, Family Foundation

Michael F. Tripoli	48	2004	Partner, Grandmaison & Tripoli LLP, Certified Public Accountants

DIRECTORS WHOSE TERMS WILL EXPIRE AT THE 2008 ANNUAL MEETING

Name	Age	Director Since	Principal Occupation During Past 5 Years
Donat A. Fournier	57	2002	President & Chief Executive Officer of Company & Bank since 2002; Senior Vice President of Webster Bank (1999 to 2002)

Mark B. Glovsky	58	1996	Attorney, Partner of the Law Firm of Glovsky & Glovsky

Kevin M. Burke	59	2005	President, Burke and Mawn Consulting, LLC; Of Counsel, Gadsby Hannah, LLP; District Attorney, Essex County

EXECUTIVE OFFICERS

(Other than Directors)

Name	Age	Position	Business Experience During Past 5 Years
John R. Putney	62	Vice President of Company; Executive Vice President & Senior Loan Officer of Bank	Vice President of Company and Executive Vice President & Senior Loan Officer of Bank since 2003; Regional President of Banknorth-Massachusetts North Shore region (2003); President & Chief Executive Officer of Warren Five Cents Savings Bank & Warren Bancorp (1998 to 2002)

John L. Good, III	62	Executive Vice President of Company and Bank	Executive Vice President of Company and Bank since 2004; Consultant, Good Consulting, LLC (2003 to 2004); Vice President, Northeast Health Systems (1978 to 2003)

Michael O. Gilles	46	Executive Vice President & Chief Financial Officer of Company and Bank	Executive Vice President & Chief Financial Officer of Company and Bank since August, 2005; Interim Chief Financial Officer of Company and Bank (2005); MG Consulting, consultant to banks and financial institutions (2003 to 2005); Senior Vice President & Chief Financial Officer, Bay State Bancorp. (1998-2003)

James E. Rich, Jr.	54	Vice President of Company; Senior Vice President & Senior Trust Officer of Bank	Vice President of Company; Senior Vice President & Senior Trust Officer of Bank

Paul J. Germano	47	Vice President & Secretary of Company; Senior Vice President, Chief Operations Officer & Secretary of Bank	Vice President & Secretary of Company; Senior Vice President, Chief Operations Officer & Secretary of Bank

THE BOARD OF DIRECTORS, ITS COMMITTEES, AND COMPENSATION

The Board of Directors of the Company met eleven (11) times during 2005, and the Board of Directors of the Bank met seventeen (17) times during 2005. The Board has various committees. The members of the committees are elected by the Board of Directors based upon recommendations of the Governance and Nominating Committee of the Board of Directors.

During 2005, no Director attended fewer than 75% of the aggregate of (1) the total number of meetings of our Board of Directors that he/she was entitled to attend, and (2) the total number of meetings held by all committees of our Board of Directors on which he/she served.

The following is a description of the Governance and Nominating, Audit and Compensation and Benefits Committees of the Board of Directors.

Governance and Nominating Committee

The Board’s Governance and Nominating Committee (the “Nominating Committee”) is comprised of Directors Booth, Burke, Griffin and Luscinski. Ms. Griffin chairs the Nominating Committee. The Nominating Committee met seven (7) times during 2005. Each of the members of the Nominating Committee is independent in accordance with the standards of the American Stock Exchange (the “AMEX”).

The Nominating Committee recommends nominees to the Board for election or reelection as Directors. A current copy of the Nominating Committee’s charter is available on the Company’s website at www.beverlynational.com.

The Nominating Committee does not have a policy with regard to consideration of Director candidates recommended by shareholders. The Board of Directors considers the characteristics listed below as appropriate qualifications for Director candidates, including any recommendations submitted by shareholders which are considered by the Nominating Committee, and believes that the Company and its shareholders would not benefit from a separate policy that address nominations of Directors by shareholders.

The Nominating Committee seeks candidates who possess some or all of the following characteristics:

•	Sound business judgment as necessary to understand the Company’s financial and operating performance, and to provide strategic guidance to management.

•	Business management experience as required to carry out the Board’s responsibilities.

•	Integrity, commitment, honesty and objectivity.

•	An informed understanding about (i) banking principles, (ii) bank operations/technology, (iii) pertinent laws, policies and regulations, (iv) markets and trends affecting the financial services industry (and the Bank in particular) and (v) local economic and business opportunities.

•	Communication skills to establish effective relationships with other Directors, officers of the Company, and, when appropriate, the general public regarding the Company.

•	Where possible, candidates should not have relationships with the Company or the Bank that may compromise the candidate’s independent status.

•	Where possible, the candidate should add to the diversity of the Board with respect to age, sex, race and ethnicity. The Board will not discriminate on the basis of sex, race, color, gender, national origin, religion or disability.

•	Candidates should hold business or civic leadership positions.

•	Skills in financial management, asset management and legal and business services.

•	Geographic representation consistent with the Bank’s present and future branch locations.

The selection process for identifying and evaluating nominees for Director shall adhere to the following guidelines:

•	Candidates will be identified by Board members and senior management.

•	As needed, an outside consultant will be retained to identify candidates.

•	The evaluation process will be conducted under the direction of the Governance and Nominating Committee based on the above criteria and will include interviews of the candidate by members of the Governance and Nominating Committee, other Directors and members of senior management. Background checks of candidates will also be included.

Audit Committee

The Board’s Audit Committee is comprised of Directors Burke, Gruhl, Luscinski and Wiltshire. Ms. Gruhl chairs the Audit Committee. The Audit Committee met seven (7) times during 2005. Each of the members of the Audit Committee is independent in accordance with the standards of the AMEX and the rules of the Securities and Exchange Commission (the “SEC”).

The Audit Committee reviews the financial statements and scope of the annual audit, monitors internal financial and accounting controls, and appoints the independent auditor.

The Board of Directors has adopted a written charter for the Audit Committee, which was included as Appendix A to the Proxy Statement for the Annual Meeting held on April 26, 2005.

Report of the Audit Committee

The Audit Committee has reviewed and discussed the Company’s audited financial statements for the fiscal year ended December 31, 2005 with the Company’s management. The Audit Committee has discussed with Shatswell, MacLeod & Co., P.C., the Company’s independent auditor, the matters required to be discussed by Statement on Auditing Standards No. 61. The Audit Committee has received the written disclosures and the letter from Shatswell, MacLeod & Co., P.C. required by Independence Standards Board Standard No. 1 (Independent Discussions with Audit Committees) and has discussed with Shatswell, MacLeod & Co., P.C. its independence. Based on the review and discussions described above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

Beverly National Corporation Audit Committee:

            Suzanne S. Gruhl, Chair

            Kevin M. Burke

            Robert W. Luscinski

            James D. Wiltshire

Compensation and Benefits Committee

The current members of the Board’s Compensation and Benefits Committee (the “Compensation Committee”) are Directors Griffin, Luscinski, Smith and Tripoli; Mr. Luscinski chairs the Compensation Committee. The members of the Compensation Committee also serve as the Bank’s Compensation Committee. The Compensation Committee met seven (7) times during 2005.

The Compensation Committee reviews and approves compensation levels for the Bank’s executive officers and oversees and administers the Company’s executive compensation programs. The Company currently pays no direct compensation to any of its officers because the Company’s officers are compensated as officers of the Bank.

Report of the Compensation and Benefits Committee

The Bank endeavors to pay competitive base salaries to its employees and subscribes to various surveys of the compensation paid for various positions by other banks of similar size in order to determine appropriate salary levels. In addition, the Bank has historically used the payment of bonuses to reward above-average performance. Bonuses are based on an assessment of various factors including financial performance, the attainment of corporate goals and individual performance. In establishing levels of remuneration, the Compensation Committee endeavors to take into consideration an individual’s performance, level of expertise, responsibilities, length of service to the Bank and comparable levels of remuneration paid to executives of other companies of comparable size and development within the industry. No individual Executive Officer participates in the review, discussion or decisions of the Compensation Committee regarding his or her remuneration.

In addition to base salary and bonuses paid by the Bank, the Company adopted the 2005 Restricted Stock Plan to enable it to utilize long-term equity based compensation as a means of compensating and providing an additional incentive for Executive Officers. No awards were made under the Restricted Stock Plan in 2005.

The Fournier Employment Agreement provides Mr. Fournier annual grants of 500 shares of Common Stock for five (5) years. The shares of Common Stock granted are not subject to any restrictions and were not granted pursuant to the 2005 Restricted Stock Plan.

The Company has entered into agreements with each of its Executive Officers, which provide, in the event of certain change-in-control transactions, for the acceleration of options held by such Executive Officers whereby each such option shall become exercisable to the extent of the number of shares that would otherwise vest if the Executive Officer remained employed by the

Company or its successor for two (2) years after the effective date of the transaction, subject to certain conditions.

The Committee reviews the Chief Executive Officer’s performance annually and adjusts his compensation based on the previously mentioned factors, the Bank’s performance and a comparison of the Chief Executive Officer’s salary and the salaries paid to chief executive officers of various other institutions. The Board of Directors has historically used the payment of a bonus to reward the Chief Executive Officer’s performance. The bonus is based on an assessment of various factors including financial performance, attainment of goals and individual performance. In establishing levels of remuneration, the Compensation Committee endeavors to take into consideration the Chief Executive Officer’s performance, level of expertise, responsibilities, experience and comparable levels of remuneration paid to executives of other companies of comparable size within the industry. The Chief Executive Officer does not participate in the review, discussion, or decision of the Compensation Committee regarding his remuneration.

Beverly National Corporation Compensation Committee:

            Robert W. Luscinski, Chair

            Alice B. Griffin

            Clark R. Smith

            Michael F. Tripoli

Board of Directors Compensation

The Company pays no cash compensation to its Directors for their services as Directors. Directors of the Bank are paid an annual fee of $18,000. The Lead Director, currently Alice B. Griffin, is paid an annual fee of $20,000. Any Director serving on a committee is compensated at the rate of $400 per committee meeting; committee Chairs are compensated at $600 per committee meeting.

Board of Directors’ Communications with Shareholders

The process the Board provides for shareholders to send communications to the Board is through the Company’s address at 240 Cabot Street, Beverly, Massachusetts, 01915. If the document is individually addressed for a Board member, it is held sealed until the member accepts receipt. If the communication is not individually addressed, the Chairman or Lead Director will accept receipt.

It is the Company’s policy to strongly recommend to members of the Board the importance of attendance at the Company’s annual meeting. All of the Directors attended last years’ annual meeting, except Mr. Fisher.

OWNERSHIP BY MANAGEMENT AND OTHER SHAREHOLDERS

The following table and related notes set forth certain information regarding shares of Common Stock owned by each of the Directors, nominees for Director and Executive Officers of the Company and Bank and by all Executive Officers and Directors of the Company as a group at March 21, 2006. The percentages are based upon 1,892,893 shares of Common Stock outstanding on March 21, 2006.

OWNERSHIP OF DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

Name of Owner(1)	Number of Shares Beneficially Owned(2)(3)		Percentage of Outstanding Shares
Richard H. Booth	24,571	(4)(5)	1.3%
Kevin M. Burke	100		*
John N. Fisher	17,332		*
Donat A. Fournier	6,500		*
Mark B. Glovsky	7,466	(4)	*
Alice B. Griffin	21,276	(4)(6)	1.1%
Suzanne S. Gruhl	100		*
Robert W. Luscinski	4,158	(4)	*
Pamela C. Scott (Nominee)	100		*
Clark R. Smith	14,412	(4)	*
Michael F. Tripoli	100		*
James D. Wiltshire(7)	23,141	(4)(8)	1.2%

ADDITIONAL EXECUTIVE OFFICERS

Paul J. Germano	17,102	(4)(9)	*
Michael O. Gilles	0		*
John L. Good, III	25,463		1.3%
John R. Putney	500		*
James E. Rich, Jr.	8,220	(4)(10)	*
All current Directors and Executive Officers as a group (16 persons)	170,441	(4)	8.9%

*	Less than 1%.

(1)	The individuals listed can be contacted through the Company (Beverly National Corporation, 240 Cabot Street, Beverly, MA 01915).

(2)	Based upon information provided to the Company by the indicated persons. The number of shares that each individual has the option to purchase has been added to the number of shares actually outstanding for the purpose of calculating the percentage of such person’s ownership.

(3)	Under regulations of the SEC, a person is treated as the beneficial owner of a security if the person, directly or indirectly (through contract, arrangement, understanding, relationship or otherwise) has or shares (a) voting power, including the power to vote or to direct the voting, of such security, or (b) investment power with respect to such security, including the power to dispose or direct the disposition of such security. A person is also deemed to have beneficial ownership of any security that such person has the right to acquire within 60 days. Unless indicated in another footnote to this tabulation, a person has sole voting and investment power with respect to the shares set forth opposite his or her name. The table does not reflect shares held by the Company’s Employee Stock Ownership Plan, as to which Messrs. Fournier, Good and Germano serve as trustees, but does include shares allocated to individual Executive Officers.

(4)	Includes stock options to purchase shares which were exercisable as of March 21, 2006, or within 60 days thereafter, as follows: Richard H. Booth, 2,142; Mark B. Glovsky, 2,708; Alice B. Griffin, 1,102; Robert W. Luscinski, 3,276; Clark R. Smith, 1,102; James D. Wiltshire, 702; James E. Rich Jr., 4,095; Paul J. Germano, 6,178 and Directors and Executive Officers as a group, 21,305.

(5)	Includes 22,429 shares held by Mr. Booth as trustee.

(6)	Includes 19,964 shares held by Mrs. Griffin as trustee.

(7)	Mr. Wiltshire will retire as a Director of the Company and of the Bank at the Annual Meeting.

(8)	Includes 20,339 shares held by Mr. Wiltshire as trustee.

(9)	Includes 567 shares owned jointly by Mr. Germano and Mr. Germano’s spouse.

(10)	Includes 4,125 shares owned jointly by Mr. Rich and Mr. Rich’s spouse.

PRINCIPAL SHAREHOLDERS

The following table and related notes set forth certain information as of March 21, 2006 with respect to all persons known to the Company to be the beneficial owner of more than 5% of the Company’s outstanding common stock:

Name and Address of Owner	Number of Shares Directly and Beneficially Owned		Percentage of Outstanding Shares(1)
Banc Fund V, L.P. Banc Fund VI, L.P. Banc Fund VII, L.P. 208 South LaSalle Street Suite 1680 Chicago, IL 60604	144,885	(2)	7.7%
Harold C. Booth Trust Evalina M. Booth Revocable Trust c/o Beverly National Bank 240 Cabot Street Beverly, MA 01915	120,410	(3)	6.4%
Beverly National Corporation Employee Stock Ownership Plan 240 Cabot Street Beverly, MA 01915	105,622	(4)	5.6%

(1)	The percentages above are based on 1,892,893 shares of common stock outstanding as of March 21, 2006.

(2)	As disclosed in Schedule 13G filed with the SEC on January 27, 2006. Banc Fund V, L.P. (72,050 shares), Banc Fund VI, L.P. (67,900 shares) and Banc Fund VII, L.P. (4,935 shares) are managed by Charles J. Moore, who has voting and dispositive power over the shares held by each of these entities.

(3)	As disclosed in Schedule 13G filed with the SEC on March 21, 2006. Director Richard H. Booth, the Bank and others are co-trustees and share investment and voting power over the shares held by the Harold C. Booth Trust and the Evalina M. Booth Revocable Trust.

(4)	As disclosed in Schedule 13G filed with the SEC on March 1, 2006. Messrs. Fournier, Good and Germano serve as trustees of the Employee Stock Ownership Plan.

EXECUTIVE COMPENSATION

Executive Officers of the Company currently receive no compensation in their capacities as Executive Officers of the Company but are compensated as Executive Officers of the Bank.

Summary Compensation Table

The following table sets forth information concerning the compensation for services rendered in all capacities during the last three fiscal years through 2005 earned by the President and Chief Executive Officer, the four next most highly compensated Executive Officers and the Executive Vice President and Chief Financial Officer of the Company and the Bank (the “Named Executive Officers”). The Executive Officers of the Company are also Executive Officers of the Bank.

Summary Compensation Table

Name and Principal Position	Year	Annual Compensation		Other Annual Comp.($)(1)	All Other Compensation ($)(5)
		Salary ($)	Bonus ($)
Donat A. Fournier	2005	225,000	65,000	17,978	89,230	(6)
President &	2004	215,000	24,000	15,712	84,334	(6)
Chief Executive Officer	2003	206,000	35,000	14,860	40,506	(6)
John R. Putney(2)	2005	140,000	50,000	8,073	1,501	(7)
Executive Vice President &	2004	135,000	20,000	7,443	2,051	(7)
Senior Loan Officer	2003	32,884	—	1,695	—
Jack L. Good, III(3)	2005	139,700	35,000	—	4,098	(8)
Executive Vice President	2004	75,288	—	—	168	(8)
James E. Rich, Jr.	2005	132,800	32,000	—	6,906	(9)
Senior Vice President &	2004	128,300	10,000	—	7,219	(9)
Senior Trust Officer	2003	124,600	22,000	—	7,127	(9)
Paul J. Germano	2005	115,950	28,000	—	6,782	(10)
Senior Vice President, Secretary	2004	112,050	10,000	—	6,248	(10)
& Chief Operations Officer	2003	108,750	22,000	—	6,394	(10)
Michael O. Gilles(4)	2005	56,241	—	3,167	17	(11)
Executive Vice President
& Chief Financial Officer

(1)	Included in other annual compensation are the cost of an automobile for Mr. Fournier and automobile allowances for Messrs. Putney and Gilles and 500 shares of Common Stock awarded to Mr. Fournier in accordance with the Fournier Employment Agreement.

(2)	Mr. Putney was appointed Senior Vice President and Senior Loan Officer on October 10, 2003.

(3)	Mr. Good was appointed Executive Vice President on June 1, 2004.

(4)	Mr. Gilles was appointed Executive Vice President and Chief Financial Officer on August 29, 2005.

(5)	On June 18, 2004, the Bank entered into a Group Term Insurance Carve-Out Plan (the “Carve-Out Plan”) through which the Bank will divide the death proceeds of certain Bank-owned life insurance policies which insure the lives of certain Bank executives who elected to participate in the Carve-Out Plan. Carve-Out Plan participants signed a split-dollar policy which provides both the Bank and the individual with life insurance benefits which increase with vesting and years of service to a maximum benefit of $300,000. The policies were paid with a single premium. Policy cash values will earn interest and policy mortality costs will be charged against the cash value.

(6)	In 2005, amount includes $910 attributable to Life Insurance and the Carve-Out Plan paid for by the Bank for the benefit of Mr. Fournier; $9,450 attributable to 401(k) Plan Contributions; and $78,870 of accrued expense for a supplemental employee retirement plan for the benefit of Mr. Fournier, which is designed to provide additional retirement benefit of up to $100,000 annually for twenty years upon retirement. In 2004, amount includes $1,066 attributable to Life Insurance and the Carve-Out Plan paid for by the Bank for the benefit of Mr. Fournier; $9,000 attributable to 401(k) Plan Contributions; and $74,268 of accrued expense for the supplemental employee retirement plan for the benefit of Mr. Fournier. In 2003, amount includes $552 attributable to Life Insurance paid for by the Bank for the benefit of Mr. Fournier; $2,820 attributable to 401(k) Plan Contributions; and $37,134 of accrued expense for the supplemental employee retirement plan for the benefit of Mr. Fournier.

(7)	In 2005, amount includes $1,276 attributable to Life Insurance and the Carve-Out Plan paid for by the Bank for the benefit of Mr. Putney and $2,250 attributable to 401(k) Plan Contributions. In 2004, amount includes $1,072 attributable to Life Insurance paid for by the Bank for the benefit of Mr. Putney and $979 attributable to 401(k) Plan Contributions.

(8)	In 2005, amount includes $713 attributable to Life Insurance and the Carve-Out Plan paid for by the Bank for the benefit of Mr. Good and $3,385 attributable to 401(k) Plan Contributions. In 2004, amount includes $168 attributable to Life Insurance and the Carve-Out Plan paid for by the Bank for the benefit of Mr. Good.

(9)	In 2005, amount includes $930 attributable to Life Insurance and the Carve-Out Plan paid for by the Bank for the benefit of Mr. Rich and $5,976 attributable to 401(k) Plan Contributions. In 2004, amount includes $996 attributable to Life Insurance and the Carve-Out Plan paid for by the Bank for the benefit of Mr. Rich and $6,223 attributable to 401(k) Plan Contributions. In 2003, amount includes $513 attributable to Life Insurance paid for by the Bank for the benefit of Mr. Rich and $6,614 attributable to 401(k) Plan Contributions.

(10)	In 2005, amount includes $304 attributable to Life Insurance and the Carve-Out Plan paid for by the Bank for the benefit of Mr. Germano and $6,478 attributable to 401(k) Plan Contributions. In 2004, amount includes $756 attributable to Life Insurance and the Carve-Out Plan paid for by the Bank for the benefit of Mr. Germano and $5,492 attributable to 401(k) Plan Contributions. In 2003, amount includes $510 attributable to Life Insurance paid for by the Bank for the benefit of Mr. Germano and $5,884 attributable to 401(k) Plan Contributions.

(11)	In 2005, amount includes $17 attributable to Life Insurance paid for by the Bank for the benefit of Mr. Gilles.

Stock Options Granted in Fiscal Year 2005

No stock options were granted during 2005 to the Named Executive Officers of the Company and Bank.

Option Exercises and Year-End Value Table

The following table sets forth information concerning the number of options exercised during 2005 by each of the Named Executive Officers, the number of exercisable options and unexercisable options they held at December 31, 2005, and the value of unexercised in-the-money options they held as of such date.

Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Shares Underlying Unexercised Stock Options as of Year-end ($) Exercisable/Unexercisable	Value of Unexercised In- the-Money Stock Options as of Year-end ($) Exercisable/Unexercisable
Donat A. Fournier	—	—	—	—
John R. Putney	—	—	—	—
Jack L. Good, III	—	—	—	—
James E. Rich, Jr.	—	—	4,095/1,365	43,126/15,282
Paul J. Germano	3,482	56,674	6,178/1,365	75,764/15,282
Michael O. Gilles	—	—	—	—

Employment, Change in Control, Disability Agreements

Donat A. Fournier

The Company entered into an Employment Agreement with Donat A. Fournier in July 2002 (the “Fournier Employment Agreement”). The Fournier Employment Agreement provides for Mr. Fournier’s employment as President and Chief Executive Officer of Beverly National Corporation and Beverly National Bank. As amended in January 2005, the Fournier Employment Agreement continues in effect through July 31, 2008, at which time the term of the Fournier Employment Agreement shall automatically be extended for one additional year, each year until age 66 or normal retirement age, whichever is earlier, unless, not later than the preceding January 31st, either party notifies the other by written notice of his or its intent not to extend the same, unless the Fournier Employment Agreement is sooner terminated due to Mr. Fournier’s resignation, death, disability, if Mr. Fournier is terminated for cause or without cause, as defined therein, or if Mr. Fournier terminates for good reason, as defined therein. If Mr. Fournier is terminated without cause or terminates for good reason, Mr. Fournier shall receive a lump sum payment equal to twelve (12) month’s base salary and at the Company’s expense all group insurance benefits and all other benefit plans in which he was participating for a period of twelve (12) months and shall be entitled to purchase at book value any Company-owned automobile being used by him. The Fournier Employment Agreement provides that Mr. Fournier is to receive a base annual salary in the amount of $200,000, which may be adjusted upward from time to time in the discretion of the Company; annual grants of 500 shares of Common Stock for five (5) years; club membership; five (5) weeks paid vacation; an automobile; excess group life insurance; a supplemental employee retirement plan which provides, at normal retirement age (65 years), an annual amount of $100,000, to be paid monthly; and eligibility to participate in other benefit plans of the Bank. The Fournier Employment Agreement also provides that during its term and for one year afterward, Mr. Fournier may not compete with the Company and its subsidiaries within their market area.

The Company also entered into a Change in Control Agreement (the “Fournier Change in Control Agreement”) with Mr. Fournier in July 2002. The Fournier Change in Control Agreement provides that in the event of a change in control of the Company, if Mr. Fournier’s employment is terminated other than for cause as defined in the agreement, disability or retirement within two years after the change in control, then he shall be entitled to a lump sum payment from the Company approximately equal to three times his average annual compensation for the previous five years, less $100.00, plus legal fees. The Fournier Change in Control Agreement additionally calls for the Company to pay, to the extent not paid by the Bank, an amount equal to Mr. Fournier’s full base salary at the rate then in effect during any period that he fails to perform his duties as a result of incapacity due to physical or mental illness until the date of termination.

Other Executive Officers

The Company entered into Employment Agreements with James E. Rich Jr. and Paul J. Germano in February 2000 (the “Employment Agreements”). The Employment Agreements provide them employment as Executive Officers of the Company and the Bank. In connection with their employment, the Company will pay each an annual base salary, which annual salary shall be adjusted upward from time to time at the sole discretion of the Company. Pursuant to the Employment Agreements, the Company has agreed to provide each with fringe benefits consistent with those provided to senior officers of the Company and the Bank.

The Employment Agreements contain a non-compete clause pursuant to which each has agreed that while employed by the Company and for a period of one year thereafter, they may not in any capacity compete with the Company or the Bank. By their terms, the Employment Agreements have been extended through December 31, 2006 and shall automatically be extended for an additional two (2) years unless, no later than one (1) month prior thereto, either party notifies the other by written notice of his or its intent not to extend, unless the Employment Agreements are sooner terminated due to the officer’s resignation, death, disability, or if the officer is terminated for cause as defined therein. If the officer becomes disabled during the term of the Employment Agreements, the officer shall be entitled to receive all benefits payable to him under the Bank’s long-term disability income plan. If the officer is terminated for cause as defined in the Employment Agreements, he will receive all accrued and unpaid compensation through the date of such termination. The Company will maintain at the Company’s sole expense all group insurance and other employment benefit plans, programs or arrangements (other than the Bank’s retirement plan, the Bank’s profit sharing plan, 401(k) plan, and the Company’s stock option plan in which the employee was participating at any time during the twelve (12) months preceding the date of such termination).

The Company entered into Change in Control Agreements (the “Change in Control Agreements”) with Messrs. Rich and Germano in February 2000. These Change in Control Agreements provide that in the event of a change in control of the Company, if the officer’s employment is terminated other than for cause as defined in the Change in Control Agreements, disability or retirement, within two (2) years after the change in control, then he or she shall be entitled to a lump sum amount from the Company approximately equal to the product of the average of his annual compensation for the five (5) preceding years multiplied by two.

The Company entered into an Employment Agreement with John R. Putney in October 2003 (the “Putney Employment Agreement”). The Putney Employment Agreement provides for Mr. Putney’s employment as Senior Vice President and Senior Loan Officer of the Bank. By its terms, the Putney Employment Agreement has been extended through October 6, 2006 and shall automatically be extended for one additional year, each year until age 66 unless, not later than thirty (30) days prior thereto, either party notifies the other by written notice of his or its intent not to extend the same, unless the Putney Employment Agreement is sooner terminated due to Mr. Putney’s resignation, death, disability, or if Mr. Putney is terminated for cause or without cause, as defined therein. If Mr. Putney is terminated without cause, he shall receive a lump sum payment equal to his base salary through the termination date of the Putney Employment Agreement and at the Company’s expense all group insurance benefits and all other benefit plans in which he was participating for a period of twelve (12) months. The Putney Employment Agreement provides that Mr. Putney is to receive a base annual salary in the amount of $135,000, which may be adjusted upward from time to time in the discretion of the Company; five (5) weeks paid vacation; an automobile allowance; excess group life insurance; and eligibility to participate in other benefit plans of the Bank. The Putney Employment Agreement also provides that during its term and for one year afterward, Mr. Putney may not compete with the Company and its subsidiaries within their market area.

The Company also entered into a Change in Control Agreement with Mr. Putney in October 2003 (the “Putney Change in Control Agreement”). The Putney Change in Control Agreement provides that in the event of a change in control of the Company, if Mr. Putney’s employment is terminated other than for cause as defined in the Putney Change in Control Agreement, disability or retirement within two years after the change in control, then he shall be entitled to a lump sum payment from the Company approximately equal to two times his average annual compensation for the previous five years, less $100.00, plus legal fees. The Putney Change in Control Agreement additionally calls for the Company to pay, to the extent not paid by the Bank, an amount equal to Mr. Putney’s full base salary at the rate then in effect during any period that he fails to perform his duties as a result of incapacity due to physical or mental illness until the date of termination.

The Company entered into an Employment Agreement with John L. Good, III in June 2004 (the “Good Employment Agreement”). The Good Employment Agreement provides for Mr. Good’s employment as Executive Vice President of the Bank. By its terms, the Good Employment Agreement has been extended through June 13, 2006 and shall automatically be extended for one additional year each year until age 66 unless, not later than thirty (30) days prior thereto, either party notifies the other by written notice of his or its intent not to extend the same, unless the Good Employment Agreement is sooner terminated due to Mr. Good’s resignation, death, disability, or if Mr. Good is terminated for cause or without cause, as defined therein. If Mr. Good is terminated without cause, he shall receive a lump sum payment equal to his base salary through the termination date of the Good Employment Agreement and at the Company’s expense all group insurance benefits and all other benefit plans in which he was participating for a period of twelve (12) months. The Good Employment Agreement provides that Mr. Good is to receive a base annual salary in the amount of $135,000, which may be adjusted upward from time to time in the discretion of the Company; five (5) weeks paid vacation; excess group life insurance; and eligibility to participate in other benefit plans of the Bank. The Good Employment Agreement also provides that during its term and for one year afterward, Mr. Good may not compete with the Company and its subsidiaries within their market area.

The Company also entered into a Change in Control Agreement with Mr. Good in June 2004 (the “Good Change in Control Agreement”). The Good Change in Control Agreement provides that in the event of a change in control of the Company, if Mr. Good’s employment is terminated other than for cause as defined in the Good Change in Control Agreement, disability or retirement within two years after the change in control, then he shall be entitled to a lump sum payment from the Company approximately equal to two times his average annual compensation for the previous five years, less $100.00, plus legal fees. The Good Change in Control Agreement additionally calls for the Company to pay, to the extent not paid by the Bank, an amount equal to Mr. Good’s full base salary at the rate then in effect during any period that he fails to perform his duties as a result of incapacity due to physical or mental illness until the date of termination.

The Company entered into an Employment Agreement with Michael O. Gilles in August 2005 (the “Gilles Employment Agreement”). The Gilles Employment Agreement provides for Mr. Gilles’ employment as Executive Vice President and Chief Financial Officer of the Bank. By its terms, the Gilles Employment Agreement continued in effect through August 28, 2006, at which time the term of the Employment Agreement shall automatically be extended for one additional year, each year until age 66 unless, not later than the preceding July 28th, either party notifies the other by written notice of his or its intent not to extend the same, unless the Gilles Employment Agreement is sooner terminated due to Mr. Gilles’ resignation, death, disability, if Mr. Gilles is terminated for cause or without cause, as defined therein, or if Mr. Gilles terminates for good reason, as defined therein. If Mr. Gilles is terminated without cause or terminates for good reason, Mr. Gilles shall receive a lump sum payment equal to his base salary through the termination date of the Gilles Employment Agreement and at the Company’s expense all group insurance benefits and all other benefit plans in which he was participating for a period of twelve (12) months. The Gilles Employment Agreement provides that Mr. Gilles is to receive a base annual salary in the amount of $162,500, which may be adjusted upward from time to time in the discretion of the Company; five (5) weeks paid vacation; an automobile allowance; excess group life insurance; and eligibility to participate in other benefit plans of the Bank. The Gilles Employment Agreement also provides that during its term and for one year afterward, Mr. Gilles may not compete with the Company and its subsidiaries within their market area.

The Company also entered into a Change in Control Agreement with Mr. Gilles in August 2005 (the “Gilles Change in Control Agreement”). The Gilles Change in Control Agreement provides that in the event of a change in control of the Company, if Mr. Gilles’ employment is terminated other than for cause as defined in the Gilles Change in Control Agreement, disability or retirement within two years after the change in control, then he shall be entitled to a lump sum payment from the Company approximately equal to two times his average annual compensation for the previous five years, less $100.00, plus legal fees. The Gilles Change in Control Agreement additionally calls for the Company to pay, to the extent not paid by the Bank, an amount equal to Mr. Gilles’ full base salary at the rate then in effect during any period that he fails to perform his duties as a result of incapacity due to physical or mental illness until the date of termination.

RELATIONSHIPS AND TRANSACTIONS WITH THE COMPANY

The Company, through its wholly-owned subsidiary, the Bank, has had, currently has, and expects to continue to have in the future, banking (including loans and extensions of credit) transactions in the ordinary course of its business with its Directors, Executive Officers, members of their family, and their associates. Such banking transactions have been and are on substantially the same terms, including interest rates, collateral and repayment conditions, as those prevailing at the same time for comparable transactions with others and do not involve more than the normal risk of collectibility or present other unfavorable features.

As of December 31, 2005 and 2004, the Bank had outstanding $218,000 and $327,497, respectively, in loans to the Directors, Executive Officers, members of their family and their associates as of the respective dates, which represents 0.76% and 1.17%, respectively of capital. Federal banking laws and regulations limit the aggregate amount of indebtedness that banks may extend to bank insiders. Pursuant to such laws, the Bank may extend credit to Executive Officers, Directors, Principal Shareholders or any related interest if the amount of all outstanding extensions of credit to such individual, does not exceed the Bank’s unimpaired capital and unimpaired surplus. As of December 31, 2005, the aggregate amount of extensions of credit to insiders was below this limit.

The Bank and the Company from time to time do business with Directors of the Bank and the Company. In 2005, the Bank did business with Fisher and George Electrical Co., Inc., of which Director Fisher is the sole shareholder. The work was related to general electrical work in the amount of $22,555. In 2005, the Bank did business with the law firm of Glovsky & Glovsky of which Director Glovsky is a partner for legal work in the amount of $93,308.

Mr. Gilles was engaged as a consultant as Interim Chief Financial Officer from May 2005 until he was employed on August 29, 2005. During that period, he was paid $59,313.

PERFORMANCE GRAPH

Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on the Company’s Common Stock, based on the market price of the Company’s Common Stock with the total return of companies within the Russell 2000, and the SNL $250M-$500M Bank Index. The calculation of total cumulative return assumes a $100 investment made on December 31, 2000 in each of the Company’s Common Stock, the Russell 2000, and the SNL $250M-$500M Bank Index and reflects the total return on such investments through December 31, 2005.

Index	As of
	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05
Beverly National Corporation	$100.00	$114.72	$157.82	$200.63	$211.98	$205.06
Russell 2000	100.00	102.49	81.49	120.00	142.00	148.46
SNL $250M-$500M Bank Index	100.00	142.07	183.20	264.70	300.43	318.97

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Pursuant to Section 16(a) of the Securities Exchange Act of 1934 and Regulations of the SEC, the Company’s Executive Officers and Directors must file reports of ownership and changes in ownership with the SEC. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company, all Executive Officers and Directors of the Company timely filed such reports, except as follows: Mr. Gilles failed to timely file a report on Form 3 upon becoming an Executive Officer, Mr. Booth failed to timely file a report on Form 5 in connection with the acquisition of shares by gift and Mr. Fisher failed to timely file a report on Form 4 to report a sale.

PROPOSAL THREE

RATIFICATION OF THE APPOINTMENT

OF INDEPENDENT AUDITOR

Shareholders are asked to consider and ratify the appointment of Shatswell, MacLeod & Company, P.C. as independent auditor to audit the consolidated financial statements of the Company for the fiscal year ending December 31, 2006. If shareholders do not ratify the appointment of Shatswell, MacLeod & Company, P.C., the Audit Committee will consider the vote of shareholders in selecting the independent auditor in the future. Shatswell, MacLeod & Company, P.C. has served as the independent auditor for the Company for the fiscal year ended December 31, 2005. It is anticipated that representatives of the firm Shatswell, MacLeod & Company, P.C. will be present at the Annual Meeting and will be provided an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

1. Audit Fees

The aggregate fees billed by Shatswell, MacLeod & Company, P.C. for professional services rendered for the audit of the Company’s annual financial statements for the year ended December 31, 2005 and reviews of the financial statements included in the Company’s Forms 10-Q for the years ended December 31, 2005 and December 31, 2004 were $80,025 and $72,405, respectively.

The nature of services consisted of the annual audit and certification of the financial statements of the Company and all subsidiaries.

2. Audit-Related Fees

There were no fees billed in each of the last two (2) years for assurance and related services by Shatswell, MacLeod & Company, P.C. that are reasonably related to performance of the audit or review of Company’s financial statements that are not reported under “Audit Fees.”

3. Tax Fees

The aggregate fees billed in each of the last two (2) years for professional services rendered by Shatswell, MacLeod & Company, P.C. for preparation of the Company’s tax returns for the fiscal years ended December 31, 2005 and December 31, 2004 were $11,578 and $9,550, respectively.

4. All Other Fees

There were no fees billed for services rendered by Shatswell, MacLeod & Company, P.C. other than the services covered above for the fiscal years ended December 31, 2005 and December 31, 2004.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditor

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent auditor, other than those listed under the de minimus exception. These services may include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to a particular service or category of services and is generally subject to a specific budget. The Audit Committee has not delegated pre-approval authority. The independent auditor and management are required to report to the full Audit Committee regarding the extent of services provided by the independent auditor in accordance with this pre-approval, and the fees for the services performed to date. The audit-related fees and tax fees paid in 2005 and 2004 were pre-approved by the Audit Committee.

The Audit Committee has considered and determined that the provision of services rendered by Shatswell, MacLeod & Company, P.C. relating to matters 2 through 4 above is compatible with maintaining the independence of such accountants.

The Board of Directors recommends a vote “FOR” the approval of Proposal Three. Proxies solicited by the Board of Directors will be so voted unless shareholders specify a contrary choice on the proxy card. The proposal to ratify the appointment of Shatswell, MacLeod & Company, P.C. will be approved if a majority of the shares present or represented by proxy and voting on the proposal vote in favor of ratification.

PROPOSAL FOUR

APPROVAL OF AN AMENDMENT TO OUR RESTATED ARTICLES OF

ORGANIZATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF

COMMON STOCK FROM 2,500,000 TO 5,000,000

On March 16, 2006, the Board adopted a resolution approving and declaring it to be advisable that shareholders approve an amendment to Company’s Restated Articles of Organization (the “Amendment”) and has directed that the Amendment be submitted to the requisite shareholder vote at the Annual Meeting for your approval.

Reasons for the Amendment

We are currently authorized to issue 2,500,000 shares of our Common Stock and 300,000 shares of preferred stock. As of March 21, 2006, there were 1,892,893 shares of our Common Stock outstanding. After giving effect to the issuance of 111,149 shares of our Common Stock upon the exercise of our currently existing stock options and the possible award of 37,000 shares of

Common Stock reserved under the 2005 Restricted Stock Plan, 458,958 shares of our Common Stock are authorized and remain available for issuance. The Company does not plan to grant any additional options under its option plans. There are no shares of preferred stock outstanding.

The Board does not believe that this limited number of shares gives it sufficient flexibility to issue shares for appropriate corporate purposes. If shareholders approve the Amendment, we will have 5,000,000 authorized shares of our Common Stock and 2,958,958 shares of Common Stock would remain available for future issuance, in addition to those reserved for the exercise of options and the grant of restricted stock. These shares of Common Stock could be issued for various purposes, including, but not limited to, future stock dividends or stock splits, capital-raising transactions through Common Stock offerings, issuing Common Stock in mergers or acquisitions or other strategic transactions, funding future employee benefit plan obligations and permitting the issuance of convertible preferred stock. Adoption of the Amendment would give the Board the flexibility to issue the shares without the delay and expense required to hold a special meeting of shareholders to approve an increase in the authorized number of shares of Common Stock.

Our Board has determined that additional capital would be prudent to provide the flexibility necessary to take advantage of growth opportunities as they present themselves. Therefore, we may seek to raise up to $15 million in new capital through the offer and sale of additional shares of our Common Stock in the next three to six months. The Company currently intends to use a portion of the net proceeds of any offering for general corporate purposes and to contribute a portion of the net proceeds of any offering to the Bank to fund growth opportunities as they present themselves. If we make an offer of our Common Stock, our shareholders will have preemptive rights to purchase shares, as discussed below. It may not be possible to raise that amount of new capital through the issuance of Common Stock if the Amendment is not approved.

Effects of the Amendment

If you approve the Amendment, then the Company will have greatly increased our authorized shares.

Until issued, the increase in the number of authorized shares of Common Stock will not have any immediate effect on your rights as an existing shareholder.

If and when issued, the additional shares of Common Stock authorized by the Amendment will have the same rights and privileges as the shares of our Common Stock currently authorized, issued and outstanding. Our Board of Directors may authorize the issuance of such shares of our Common Stock without further vote or action by you, except as may be required by applicable laws or the rules of any national securities exchange or market on which shares of our Common Stock are then listed. Holders of our Common Stock have preemptive rights providing them a preferential right to purchase any of the additional shares of our Common Stock when such shares are offered for sale. The sale of additional shares of Common Stock could, depending on the price at which they are sold, dilute the earnings and book value of each outstanding share and, to the extent that shareholders do not exercise their preemptive rights, dilute their ownership and voting power.

The additional authorized shares of our Common Stock could also create impediments to an attempt to affect a takeover or change in control of our Company. Authorized and unissued shares of our Common Stock could be issued in one or more transactions that would make a change in control of our Company more difficult, and therefore less likely. Any such issuance of additional stock could be used to dilute the stock ownership or voting rights of persons seeking to obtain control of our Company or to increase the potential cost to acquire control of the Company. Accordingly, the increase in the number of authorized shares of our Common Stock may deter a future takeover attempt which holders of our Common Stock may deem to be in their best interest or in which holders of our Common Stock may be offered a premium for their shares over the then current market price. The Amendment was not approved by our Board of Directors in response to any threatened or perceived takeover threat, and we have no knowledge of such a threat as of the date of this Proxy Statement.

If approved by shareholders, the Amendment will become effective upon the filing of Articles of Amendment with the Massachusetts Secretary of State. However, our Board retains discretion not to implement the Amendment, in which case the number of authorized shares of Common Stock would remain unchanged.

The Board of Directors recommends that you vote “FOR” the approval of Proposal Four. The affirmative vote of a majority of all shares of Common Stock outstanding and entitled to vote, voting in person or by proxy, is required to approve Proposal Four.

THE DISCUSSION OF PROPOSAL FOUR DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES FOR SALE, WHICH OFFER MAY BE MADE ONLY AFTER A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 RELATING THERETO HAS BEEN FILED WITH THE SEC.

OTHER MATTERS

At the time of the preparation of this proxy material, the Board of Directors of the Company does not know of any other matter to be presented for action at the Annual Meeting. If any other matters should properly come before the meeting, proxy holders shall have discretionary authority to vote their shares according to their best judgment.

SHAREHOLDER PROPOSALS

Any proposal that a shareholder wishes to have included in the Company’s Proxy Statement and form of Proxy relating to the Company’s 2007 Annual Meeting of Shareholders under the SEC’s Rule 14a-8 must be received by the Company’s Secretary, Paul J. Germano, 240 Cabot Street, Beverly, MA 01915 by November 28, 2006. Nothing in this paragraph shall be deemed to require the Company to include in its Proxy Statement and form of Proxy for such meeting any shareholder proposal that does not meet the requirements of the SEC in effect at the time.

The proxies will have discretionary authority to vote on any matter brought before the Company’s 2007 Annual Meeting of Shareholders by a shareholder, and the Company will not have to include it in its Proxy Statement and form of Proxy, if notice thereof has not been received by the Company’s Secretary, Paul J. Germano, 240 Cabot Street, Beverly, MA 01915 by February 12, 2007.

AMENDMENTS TO BYLAWS

In accordance with recent developments in the law regarding corporate governance and procedures, as well as emerging trends in corporate governance, on January 31, 2006 the Board of Directors adopted amendments to the By-Laws of the Corporation. The amendments made various updating changes of a non-substantive nature and the following other changes: Article II, Section 4 was amended to permit the Board to increase the number of directors between meetings of shareholders, but not by more than two in any year; Article II, Section 5(c) was clarified to indicate that any person elected or appointed to a Class after the commencement of the term of that Class shall serve until the expiration of the term of that Class; Article II, Sections 13, 14 and 15 were added to specifically name the Audit Committee, the Governance and Nominating Committee and the Compensation and Benefits Committee; and Article III, Section 6 was amended to provide for the role of Lead Director. A copy of the Company’s Bylaws, as amended, may be obtained without charge by any shareholder upon written request to:

Paul J. Germano, Secretary

Beverly National Corporation

240 Cabot Street

Beverly, Massachusetts 01915

SHAREHOLDER INFORMATION

The Company’s 2005 Annual Report to Shareholders accompanies this document and is not incorporated by reference. It contains the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 as filed with the SEC. Any exhibits to the Form 10-K may be obtained at a nominal charge by any shareholder upon written request sent to:

Michael O. Gilles, Chief Financial Officer

Beverly National Corporation

240 Cabot Street

Beverly, Massachusetts 01915

By Order of the Board of Directors

Paul J. Germano

Secretary

Beverly, Massachusetts

March 28, 2006

BEVERLY NATIONAL CORPORATION

PROXY FOR 2006 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 25, 2006

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned shareholder of BEVERLY NATIONAL CORPORATION hereby nominates, constitutes and appoints E. James Kroesser and David L. Ray (each of them with full power to act alone) true and lawful attorneys, agents and proxies, with power of substitution to each, to attend the 2006 Annual Meeting of the Shareholders of said Company to be held at the Danvers office of Beverly National Bank, 107 High Street, Danvers, Massachusetts, on April 25, 2006 at 9:00 a.m., local time, and any adjournments thereof, and thereat to vote or otherwise act in respect of all the shares of Common Stock of said Corporation that the undersigned shall be entitled to vote, with all powers the undersigned would possess if personally present, upon the following matters:

A.	1. Fixing the number of directors who shall constitute the full Board of Directors at eleven.	FOR ☐	AGAINST ☐	ABSTAIN ☐

	2. Election of the following individuals as directors of the Company, who, together with the directors whose terms of office do not expire at this meeting, will constitute the full Board of Directors.	FOR	AGAINST	WITHHOLD

	a. John N. Fisher	☐	☐	☐

	b. Alice B. Griffin	☐	☐	☐

	c. Robert W. Luscinski	☐	☐	☐

	d. Pamela C. Scott	☐	☐	☐

	3. Ratification of the appointment of Shatswell, MacLeod & Company, P.C. as independent auditors of the Company for the fiscal year ending December 31, 2006.	FOR ☐	AGAINST ☐	ABSTAIN ☐

	4. Approval of an amendment to the Restated Articles of Organization to increase the authorized number of shares of Common Stock from 2,500,000 to 5,000,000.	FOR ☐	AGAINST ☐	ABSTAIN ☐

	5. Whatever other business may properly come before said meeting and any postponements or adjournments thereof.	FOR ☐	AGAINST ☐	ABSTAIN ☐

B.	IF ANY OF THE INDIVIDUALS LISTED AS A NOMINEE FOR DIRECTOR IN THE PROXY STATEMENT DATED MARCH 28, 2006 AND THE ACCOMPANYING NOTICE OF SAID MEETING IS UNAVAILABLE AS A CANDIDATE OR ANY OTHER NOMINATION IS MADE OR IF ANY OTHER BUSINESS IS PRESENTED AT SAID MEETING, THIS PROXY SHALL BE VOTED IN ACCORDANCE WITH THE JUDGMENT OF THE PERSON OR PERSONS ACTING HEREUNDER UNLESS EITHER “AGAINST” OR “ABSTAIN” IS INDICATED IN RESPONSE TO ITEM A.5 ABOVE.

IF NO CHOICE IS SPECIFIED ABOVE, THIS PROXY WILL BE VOTED

“FOR” ITEMS A.1 THROUGH A.5 ABOVE.

Dated: , 2006
(Signature of Shareholder)

(Signature of Shareholder)

When acting as attorney, executor, administrator, trustee or guardian, please give full title. If more than one trustee, all should sign. If the shares are held jointly, both owners should sign.

No. of Shares: